THE CENTRAL EUROPEAN EQUITY FUND, INC. (THE "FUND")

                                   FORM N-SAR
                           FOR THE YEAR ENDED 10/31/02

                                  SUB-ITEM 77C

                 MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

The Fund held its Annual Meeting of Stockholders on June 13, 2002. The three matters voted upon by stockholders and the resulting votes for each matter were as follows:

                                                              Voting Results*
                                            --------------------------------------------------------
                                                                        Against/            Broker
                                            For      Withheld          Abstained         Non-Votes**
                                            -----    --------          ---------         -----------
1. Election of the following
Directors:

John Bult                                   5,899         948                 --                --
Dr. Juergen F. Strube                       5,728       1,119                 --                --
Robert H. Wadsworth                         5,899         948                 --                --

2. Selection of Independent
Accountants                                 6,705          86                 56                --

3. A stockholder proposal
to terminate the
investment advisory
agreement between
Deutsche Asset Management
International GmbH and
the Fund                                      646       2,552                473             4,329




 * In thousands of shares.

** A "broker non-vote" is a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote shares on a particular matter with respect to which the broker or nominee does not have discretionary power.